                                                                      EXHIBIT 23



The Board of Directors
Headlands Mortgage Company:


We consent to incorporation by reference in the registration statements (No. 333-46517 and No. 333-48253) on Form S-8 of Headlands Mortgage Company of our report dated February 13, 1998, relating to the consolidated balance sheets of Headlands Mortgage Company as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Headlands Mortgage Company. Our report refers to a change in the Company's method of accounting for transfers and servicing of financial assets in 1997.


                                                       /s/ KPMG Peat Marwick LLP


San Francisco, California
March 26, 1998